Exhibit 99.1

Exhibit 99.1: Peoples Financial Corporation Press Release Dated January 25, 2017

FOR IMMEDIATE RELEASE

For more information, contact:

Paul D. Guichet, Vice President

228-435-8761

pguichet@thepeoples.com

PEOPLES FINANCIAL CORPORATION REPORTS FOURTH QUARTER AND YEAR-END RESULTS

BILOXI, MS (January 25, 2017)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, reported a net loss of $376,000 for the quarter ended December 31, 2016, and net income of $167,000 for the full year of 2016, announced Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank.

For the fourth quarter, provision for loan losses was $431,000 compared to no provision for loan losses for the prior quarter. Charge-offs for the fourth quarter increased to $1,987,000 compared to $206,000 for the third quarter. Non-accrual loans decreased to $11,854,000 as of December 31, 2016 compared to $13,491,000 as of September 30, 2016. The Company had no loans past due 90 days and still accruing at December 31, 2016 compared to $180,000 at September 30, 2016. Other Real Estate (“ORE”) as of December 31, 2016 decreased to $8,513,000 compared to $9,916,000 as of December 31, 2015. The allowance for loan losses as a percentage of total loans was 1.73% as of December 31, 2016 compared to 2.39% as of December 31, 2015.

“Although disappointed in our fourth quarter results, we are pleased with the company’s overall 2016 financial performance,” said Swetman. He further added, “Collateral values are stabilizing and we are confident of continuing our financial progress in 2017. “

Loss per weighted average common share for the fourth quarter was $0.07 compared to earnings of $0.08 for the prior quarter. For the full year, earnings per weighted average common share totaled $0.03 for 2016, compared to a loss of $0.90 in 2015. Per share figures are based on weighted average common shares outstanding of 5,123,186 for the years ended December 31, 2016 and 2015.

The holding company’s primary capital ratio was 13.99% at December 31, 2016, compared to 15.06% at December 31, 2015. The company’s book value per share was $17.27 and $17.93 at the end of 2016 and 2015.

Founded in 1896, with $688 million in assets as of December 31, 2016, The Peoples Bank operates 18 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to offering a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

Peoples Financial Corporation is listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION

(Unaudited) (In thousands, except weighted average shares and per share figures)

EARNINGS SUMMARY

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net interest income	$4,321	$4,576	$17,468	$18,436
Provision for loan losses	431	(225)	568	2,582
Non-interest income	1,612	1,468	6,549	6,898
Non-interest expense	5,878	6,314	23,204	28,106
Income taxes		(762)	78	(762)
Net income (loss)	(376)	717	167	(4,592)
Earnings (loss) per share	(.07)	.14	.03	(.90)

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Allowance for loan losses, beginning of period	$6,947	$8,377	$8,070	$9,206
Recoveries	75	193	350	390
Charge-offs	(1,987)	(275)	(3,522)	(4,108)
Provision for loan losses	431	(225)	568	2,582

Allowance for loan losses, end of period	$5,466	$8,070	$5,466	$8,070

ASSET QUALITY
	December 31,
	2016	2015
Allowance for loan losses as a percentage of loans	1.73%	2.39%
Loans past due 90 days and still accruing	$	$146
Nonaccrual loans	11,854	15,186
PERFORMANCE RATIOS

	December 31,
	2016	2015
Return on average assets	0.02%	(.69%)
Return on average equity	0.19%	(4.92%)
Net interest margin	3.02%	3.18%
Efficiency ratio	99%	124%
Primary capital	13.99%	15.06%
BALANCE SHEET SUMMARY
	December 31,
	2016	2015
Total assets	$688,014	$641,004
Loans	315,355	337,557
Securities	284,960	226,213
Other real estate (ORE)	8,513	9,916
Total deposits	575,017	512,707
Shareholders’ equity	88,461	91,839
Book value per share	17.27	17.93
Weighted average shares	5,123,186	5,123,186